SECURITY AGREEMENT

This SECURITY AGREEMENT (this “Agreement”) is made as of February 27, 2015, between Guggenheim Build America Bonds Managed Duration Trust, a Delaware statutory trust (the “Pledgor”), and Societe Generale, as agent (together with its successors and assigns, in such capacity, the “Collateral Agent”) for the benefit of itself and the Lender (as defined below). The Collateral Agent and the Lender are collectively referred to herein as the “Secured Parties”.
The Pledgor, Societe Generale, New York Branch (the “Lender”) and the Collateral Agent, are party to a Credit Agreement dated as of the date hereof (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”). In consideration of the Credit Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1. INTERPRETATION
(a) Definitions. Capitalized terms used herein and not defined herein have the meanings set forth in the Credit Agreement. Capitalized terms used herein that are defined in Article 1, Article 8 or Article 9 of the Uniform Commercial Code as in effect from time to time in the State of New York (the “UCC”) shall have the respective meanings set forth therein. In the event of any inconsistency between the definitions in the Credit Agreement and the definitions in the UCC, the definitions in the UCC shall govern.
2. GRANT OF SECURITY INTEREST
(a) In order to secure the full and punctual payment of:
(i) all principal of all Loans outstanding from time to time under the Credit Agreement;
(ii) all interest (including after the commencement of any proceeding under any applicable Debtor Relief Law) and all fees on such Loans; and
(iii) all other amounts now or hereafter payable by the Pledgor pursuant to the Transaction Documents (the obligations referred to in clauses (i), (ii) and (iii), collectively, the “Secured Obligations”);
the Pledgor hereby grants to the Collateral Agent for the benefit of the Secured Parties a continuing security interest in all right, title and interest of the Pledgor in the following property, whether now owned or existing or hereafter acquired or arising and wherever located:
(A) the Pledgor’s securities account entitled “SOCIETE GEN PLDGEE OF GUGG GBAB FD” with account number 835561 maintained with The Bank of New York Mellon (the “Custodian”), (as the same may be redesignated, renumbered or otherwise modified, the “Custody Account”), all Financial Assets held therein or credited thereto, all Security Entitlements in respect thereof, and all other assets, including all interests of the Pledgor in any entity, indicated on the Custodian’s books and records as being credited to or recorded in the Custody Account;
(B) all assets held by the Custodian as bailee for the Collateral Agent or Lender;
(C) all products and Proceeds of any of the foregoing (including, without limitation, all dividends, distributions and payments received thereon or in exchange or substitution thereof), together with all books, records, writings, databases, information and other property evidencing, embodying or incorporating any of the foregoing
(all such property, collectively, the “Collateral”).
(b) The security interest granted by the Pledgor pursuant to Section 2(a) is granted as security only and shall not subject the Collateral Agent or any other Secured Party to, or transfer or in any way affect, any obligation or liability of the Pledgor with respect to any of the Collateral or any transaction in connection therewith.
3.	REPRESENTATIONS AND WARRANTIES OF PLEDGOR
The Pledgor represents and warrants to the Collateral Agent that:
(a) Good Title; No Liens. The Pledgor has good and marketable title to all of the Collateral, free and clear of any Lien, other than (i) the Liens granted under this Agreement and the other Transaction Documents (the “Transaction Liens”) and (ii) any other Liens on the Collateral permitted to be created or to exist pursuant to the Transaction Documents (the “Permitted Liens”).
(b) Valid Security Interest. The security interest granted by the Pledgor to the Collateral Agent hereunder constitutes a valid security interest in all Collateral owned by the Pledgor, securing the Secured Obligations.
(c) No Other Claims. The Pledgor has not performed any acts that might reasonably be expected to prevent the Collateral Agent from enforcing any of the provisions of this Agreement. No financing statement, security agreement, mortgage, deed, charge or similar or equivalent document or instrument covering all or part of the Collateral is on file or of record in any jurisdiction in which such filing or recording would be effective to perfect or record a Lien on such Collateral except for documents and instruments filed in connection with the Liens created hereunder or in connection with Permitted Liens. After the date of this Agreement, no Collateral will be in the possession or under the Control of any other person having a claim thereto or security interest therein, other than Permitted Liens.
(d) Filing, Recording or Registration. The Pledgor has (i) delivered to the Collateral Agent a file search report (or equivalent document) dated as of a recent date and in form and substance reasonably satisfactory to the Collateral Agent, showing any and all filings, recordings and registrations made with respect to any judgments or Liens against the Pledgor or the Collateral and in effect as of such date, and (ii) duly completed, executed and delivered the requisite copies of any such filing, recording or registration (or amendment or termination thereof) to the Collateral Agent as may be necessary or desirable to terminate any such filings, recordings and registrations then in effect and to ensure that the Transaction Liens rank prior to all Liens and rights of others in the Collateral, and hereby authorizes the Collateral Agent (to the extent such authorization is required) to make such filing, recording or registration on the Pledgor’s behalf.
(e) Perfection and Priority. Subject to the execution of the Control Agreement by the parties thereto and, with respect to the Custody Account, so long as the Financial Asset underlying any Security Entitlement owned by the Pledgor is credited to the Custody Account, (i) the Lien on the Custody Account and on such Security Entitlement will be perfected, subject to no prior Liens or rights of others (except Liens and rights of the Custodian that are Permitted Liens), and (H) the Collateral Agent will have Control of the Custody Account and such Security Entitlement.
4. COVENANTS OF PLEDGOR
(a) Consents and Filings. The Pledgor shall obtain any approval, consent, exemption or authorization from, deliver any notices to, and make any filings with, any Governmental Authority and any other Person, and take any other action, as is reasonably necessary under the Organization Documents of, or Laws applicable to, the Pledgor or any Collateral, or any Contractual Obligation to which the Pledgor or any of the Collateral is bound, or as shall otherwise be reasonably requested by the Collateral Agent, to provide the Collateral Agent with the equivalent under applicable Laws of an enforceable perfected first-priority security interest in all of the Collateral.
(b) Certain Actions of Pledgor. The Pledgor will not, (i) move its principal place of business or chief executive office to another jurisdiction or change the jurisdiction of its organization, (H) change its name, identity or organizational structure, or (Hi) become bound, as provided in UCC Section 9-203(d) or otherwise, by a Security Agreement entered into by another Person with respect to the Collateral other than in connection with Permitted Liens, unless, in the case of clause (i) or (H) the Pledgor shall have provided the Collateral Agent written notice within 30 days of having taken any such action (and including in such written notice the information required for the Collateral Agent to file new, or amended effective financing statements), or, in the case of clause (iii), the Pledgor shall have the prior written consent of the Collateral Agent.
(c) Further Assurances. The Pledgor will, from time to time, at its expense, execute, deliver, file and record any statement, assignment, instrument, document, agreement or other paper and take any other action that from time to time may be reasonably necessary in order to (i) create, preserve or perfect the Transaction Liens, (ii) cause the Collateral Agent to have Control of the Collateral or (iii) enable the Collateral Agent to exercise and enforce any of its rights, powers and remedies with respect to the Collateral.
(d) Information. The Pledgor will, promptly upon request, provide to the Collateral Agent (i) copies of any notices and other communications received by it with respect to Security Entitlements as to which the Pledgor is the Entitlement Holder and (ii) all information and evidence concerning the Collateral that the Collateral Agent may reasonably request from time to time to enable it to enforce the provisions of this Agreement.
5. REMEDIES. If an Event of Default has occurred and is continuing, the Collateral Agent may exercise all the rights of a secured party under the UCC (whether or not in effect in the jurisdiction where such rights are exercised) with respect to the Collateral and all rights under any other applicable Laws and, in addition, the Collateral Agent may, without being required to give any notice, except as herein provided or as may be required by mandatory provisions of law, withdraw all property held in the Custody Account, and if there shall be no such cash or if such cash shall be insufficient to pay all the Secured Obligations in full, sell, lease, license or otherwise dispose of the Collateral or any part thereof in accordance with the UCC and applicable law
6. APPLICATION OF PROCEEDS. If an Event of Default has occurred and is continuing, the Collateral Agent may apply (i) any cash held in the Custody

Account and (ii) the proceeds of any sale or other disposition of all or any part of the Collateral, in the following order of priorities:
(a) first, to pay the expenses of such sale or other disposition, including reasonable compensation to agents of and counsel for the Collateral Agent, and all expenses, liabilities and advances incurred or made by the Collateral Agent in connection with the Security Documents, and any other amounts then due and payable to the Collateral Agent or any other Secured Party in respect of any expenses in connection with or any indemnity under the Transaction Documents;
(b) second, to pay ratably all interest and fees (including after the commencement of any proceeding under any applicable Debtor Relief Law, to the fullest extent permitted by applicable law) in respect of the Secured Obligations, until payment in full of all such interest and fees shall have been made;
(c) third, to pay the unpaid principal of the Secured Obligations ratably, until payment in full of the principal of all Secured Obligations shall have been made;
(d) fourth, to pay all other Secured Obligations ratably, until payment in full of all such other Secured Obligations shall have been made; and
(e) finally, to pay to the Pledgor or as a court of competent jurisdiction may direct, any surplus then remaining from the proceeds of the Collateral.
The Collateral Agent may make such distributions hereunder in cash or in kind or, on a ratable basis, in any combination thereof.
7. FEES AND EXPENSES; INDEMNIFICATION
The Pledgor will within 5 days of demand pay to the Collateral Agent:
(a) the amount of any taxes that the Collateral Agent may have been required to pay by reason of the Transaction Liens or to free any Collateral from any other Lien thereon other than Permitted Liens;
(b) the amount of any reasonable and documented out of pocket fees and expenses, including transfer taxes and reasonable fees and expenses of counsel and other experts, that the Collateral Agent may incur in connection with (x) the enforcement of the Security Documents, including such reasonable expenses as are incurred to preserve the value of the Collateral or the validity, perfection, rank or value of any Transaction Lien, (y) the redemption, collection, sale or other disposition of any Collateral or (z) the exercise by the Collateral Agent of any of its rights or powers under the Security Documents; and
(c) the amount of any fees that the Pledgor shall have agreed in writing to pay to the Collateral Agent and that shall have become due and payable in accordance with such written agreement.
Any such amount not paid to the Collateral Agent within 30 days of demand will bear interest for each day thereafter until paid at a rate per annum equal to the Default Rate. If any transfer tax, documentary stamp tax or other tax is payable in connection with any transfer or other transaction provided for in the Security Documents, the Pledgor will pay such tax and provide any required tax stamps to the Agent or as otherwise required by law.
8. AUTHORITY TO ADMINISTER COLLATERAL. The Pledgor irrevocably appoints the Collateral Agent its true and lawful attorney, with full power of substitution, in the name of the Pledgor, a Secured Party or otherwise, for the sole use and benefit of the Secured Parties, but at the expense of the Pledgor, to the extent permitted by law to exercise, at any time and from time to time while an Event of Default shall have occurred and be continuing, all or any of the following powers with respect to all or any of the Collateral:
(a) to demand, sue for, collect, receive and give acquittance for any and all monies due or to become due upon or by virtue thereof,
(b) to settle, compromise, compound, prosecute or defend any action or proceeding with respect thereto,
(c) to sell, lease, license or otherwise dispose of the same or the proceeds or avails thereof, as fully and effectually as if the Collateral Agent were the absolute owner thereof, and
(d) to extend the time of payment of any or all thereof and to make any allowance or other adjustment with reference thereto;
provided that, except in the case of Collateral that threatens to decline speedily in value or is of a type customarily sold on a recognized market, the Collateral Agent will give the Pledgor at least ten days prior written notice of the time and place of any public sale thereof or the time after which any private sale or other intended disposition thereof will be made. Any such notice shall (x) contain the information specified in UCC Section 9-613, (y) be Authenticated and (z) be sent to the parties required to be notified pursuant to UCC Section 9-611(c); provided that, if the Collateral Agent fails to comply with this sentence in any respect, its liability for such failure shall be limited to the liability (if any) imposed on it as a matter of law under the UCC.
9. LIMITATION ON DUTY IN RESPECT OF COLLATERAL. Beyond the exercise of reasonable care in the custody and preservation thereof, the Collateral Agent will have no duty as to any Collateral in its possession or

Control or in the possession or Control of any sub-agent or bailee (including, without limitation, any Securities Intermediary) or any income therefrom or as to the preservation of rights against prior parties or any other rights pertaining thereto The Collateral Agent will be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession or Control if such Collateral is accorded treatment substantially equal to that which it accords its own property, and will not be liable or responsible for any loss or damage to any Collateral, or for any diminution in the value thereof, by reason of any act or omission of any sub-agent or bailee (including, without limitation, any Securities Intermediary) selected by the Collateral Agent in good faith, except to the extent that such liability arises from the Collateral Agent’s gross negligence or willful misconduct.
10 TERMINATION, RELEASE. The Transaction Liens granted by the Pledgor shall automatically terminate and all rights to the Collateral shall revert to the Pledgor immediately when (i) the Commitment shall have terminated and (ii) all Secured Obligations shall have been paid in full (other than contingent indemnification and cost reimbursement obligations for which no claim has been made). Upon any termination of the, Transaction Liens and release of Collateral, the Collateral Agent will, at the expense of the Pledgor, execute and deliver to the Pledgor such documents as the Pledgor shall reasonably request to evidence the termination of the Transaction Liens and the release of the Collateral.
11. MISCELLANEOUS.
(a) Notices. Each notice, request or other communication given to any party hereunder shall be in writing (which term includes facsimile or other electronic transmission) and shall be effective (i) when delivered to such party at such numbers or addresses set forth on the signature page hereto, (ii) when sent to such party by facsimile, addressed to it at its facsimile number specified in the on the signature page hereto, and such party sends back an electronic confirmation of receipt or (iii) ten days after being sent to such party by certified or registered United States mail, addressed to it at its address specified on the signature page hereto, with first class or airmail postage prepaid at the addresses specified on the signature page hereto. Any party may change its address, facsimile number and/or e-mail address for purposes of this Section 11(a) by giving notice of such change to the Collateral Agent and the Pledgor in the manner specified above.
(b) No Implied Waivers; Remedies Not Exclusive. No failure by the Collateral Agent or any other Secured Party to exercise, and no delay in exercising and no course of dealing with respect to, any right or remedy under any Security Document shall operate as a waiver thereof; nor shall any single or partial exercise by the Collateral Agent or any other Secured Party of any right or remedy under any Transaction Document preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights and remedies specified in the Transaction Documents are cumulative and are not exclusive of any other rights or remedies provided by law.
(c) Successors and Assigns. This Agreement is for the benefit of the Collateral Agent and the Secured Parties. If all or any part of a Secured Party’s interest in any Secured Obligation is assigned or otherwise transferred, the transferor’s rights hereunder, to the extent applicable to the obligation so transferred, shall be automatically transferred with such obligation. This Agreement shall be binding on the Pledgor and its successors and assigns.
(d) Amendments and Waivers. Neither this Agreement nor any provision hereof may be waived, amended, modified or terminated except pursuant to an agreement or agreements in writing entered into by the parties hereto, with the consent of the Secured Parties.
(e) Choice of Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York without reference to principles of conflicts of law other than Sections 5-1401 and 5-1402 of the New York General Obligations Law, except (i) as otherwise required by mandatory provisions of law, (ii) to the extent that remedies provided by the laws of any jurisdiction other than the State of New York are governed by the laws of such jurisdiction and (iii) to the extent the perfection, the effect of perfection or non-perfection, or the priority of any Transaction Lien on any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, each reference to “UCC” herein shall mean the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.
(f) Submission to Jurisdiction. Each party hereto hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State Court sitting in New York City for purposes of all legal proceedings arising out of or relating to this Agreement Each party hereto irrevocably waives, to the fullest extent permitted by law, any objection which such party may now or hereafter have to the laying of the venue of any such proceeding brought in such court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.
(g) WAIVER OF JURY TRIAL. EACH PARTY HERETO WAIVES, TO THE FULLEST

EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY SECURITY DOCUMENT OR ANY TRANSACTION CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.
(h) Severability. If any provision of any Security Document is invalid or unenforceable in any jurisdiction, then, to the fullest extent permitted by law, (i) the other provisions of the Security Documents shall remain in full force and effect in such jurisdiction and shall be liberally construed in favor of the Collateral Agent and the other Secured Parties in order to carry out the intentions of the parties thereto as nearly as may be possible and (ii) the invalidity or unenforceability of such provision in such jurisdiction shall not affect the validity or enforceability thereof in any other jurisdiction.
(i) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or in electronic (i.e., “pdf’ or “tin format shall be effective as delivery of a manually executed counterpart of this Agreement..
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first set forth above,
GUGGENHEIM BUILD AMERICA BONDS MANAGED DURATION TRUST, as Pledgor

By:__/s/ John L. Sullivan_____________________________
Name: John L. Sullivan
Title: Chief Financial Officer

Address for Notices:	227 West Monroe Street, 7th Floor
Telephone:	(312) 873-1477
Facsimile:	(312) 827-0157
Attention:	GPIM Trade Ops
Email:	GPIMTradeOps@guggenheimpartners.com

With a copy to:
Address for Notices:	227 West Monroe Street, 7th Floor
Telephone:	(312) 357-0394
Facsimile:	(312) 827-0161
Attention:	GI Legal
Email:	FundsLegal@guggenheimpartners.com

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SOCIETE GENERALE, as agent, as Collateral Agent

By:  /s/ Emmanuel Valette
Name: Emmanuel Valette
 Title: Authorized Signatory

Address for Notices:	Societe Generale
245 Park Avenue
New York, New York 10167
Telephone:	212-278-5814
Facsimile:	646-365-4222
Attention:	Robert O’Connell
Email:	Robert oconnell@socib.com

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